Exhibit 10.2  Agreement and Plan of Merger

AGREEMENT AND PLAN OF MERGER

THIS AGREEMENT AND PLAN OF MERGER (this “Agreement”), is made and entered into as of September 1, 2004, by and among The Enlightened Gourmet, Inc.., a Nevada corporation (“Parent”), Gourmet Merger Sub, Inc., a Nevada corporation and a newly-formed, wholly owned subsidiary of Parent (“Merger Sub”), and Milt & Geno’s Frozen Desserts, Inc., a Connecticut corporation (“M&G’s”) (Parent, Merger Sub and M&G’s are sometimes collectively referred to hereinafter as the “Parties”), with reference to the following facts:

RECITALS

WHEREAS, M&G’s is a privately held Connecticut corporation engaged in the business of developing no and low fat food and beverage products and Parent is a Nevada corporation engaged in the marketing and distribution of food products;

WHEREAS, M&G’s has previously entered into a letter of intent (the “Letter of Intent”), dated as of August 11, 2004, with Parent, pursuant to which M&G’s has agreed to be acquired by Parent;

WHEREAS, the respective Boards of Directors of the Parent, M&G’s and Merger Sub have each determined that it is advisable and in the best interests of their respective stockholders that the Parent acquire M&G’s pursuant to the terms and conditions of this Agreement, and, in furtherance of such acquisition, such Boards of Directors have approved the merger of M&G’s with and into the Merger Sub (the “Merger”) in accordance with the terms of this Agreement and the applicable provisions of the Nevada Revised Statutes (the “Corporation Law”);

WHEREAS, for United States federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Internal Revenue Code of 1986, as amended (the “Code”), and that this Agreement shall be, and is hereby, adopted as a “plan of reorganization” for purposes of Section 368(a) of the Code;

WHEREAS, pursuant to the Merger, each outstanding share of M&G’s Common Stock shall be converted into the right to receive 25,000 shares of common stock of Parent, $.001 par value per share (“Parent Common Stock”),

WHEREAS, the Parties have determined it to be in their best interest for the Parent to issue its Parent Common Stock under the exemption made available pursuant to Section 4(2) of the Securities Act of 1933, as amended (the “Securities Act”); and

WHEREAS, the Parties desire to make certain representations, warranties, covenants, and agreements in connection with, and establish certain conditions precedent to, the Merger.

NOW, THEREFORE, in consideration of the mutual covenants, representations, warranties and agreements contained herein, and intending to be legally bound hereby, the Parties agree as follows:

ARTICLE I

THE MERGER

1.1 The Merger; The Merger Consideration.

(a) As of the date of this Agreement and immediately prior to the Effective Time (as defined below), Parent has (and will only have) outstanding 16,000,000 shares of Parent Common Stock held by approximately five (5) shareholders

(b) In connection with the Merger, (i) each holder of shares of M&G’s Common Stock will receive 25,000 shares of Parent Common Stock, and (ii) M&G’s will be operated as a wholly owned subsidiary of Parent, which shall own all of the issued and outstanding shares of M&G’s.  All debts, liabilities, obligations, contracts detailed on Exhibit A and the assets detailed on Exhibit B will, by operation of law as of the Effective Time, become the debts, obligations, contracts, liabilities and assets of the Merger Sub.

1.2 Certificate of Merger.  A certificate of merger (the “Certificate of Merger”) shall be prepared, executed and delivered to the Secretary of State of the State of Nevada (the “Nevada Secretary”) for filing on the Closing Date, as defined in Section 9, in accordance with the Corporation Law.

1.3 Effective Time.  The Merger shall become effective upon the filing of the Certificate of Merger with the Nevada Secretary in accordance with the provisions of the Corporation Law.  The date and time of the filing with the Nevada Secretary is referred to herein as the “Effective Time.”

1.4 Tax-Free Merger.  The Parties intend that the Merger will be treated as a tax-free reorganization under Section 368 of the Code.

ARTICLE II

EFFECT OF THE MERGER

2.1 General.  Subject to the terms and conditions of this Agreement, at the Effective Time, M&G’s shall merge with and into the Merger Sub in accordance with the Corporation Law, the separate corporate existence of M&G’s shall cease, and the Merger Sub shall continue as the surviving corporation in the Merger.  The Merger Sub, in its capacity as the corporation surviving the Merger, is sometimes referred to herein as the “Surviving Corporation.”  The Surviving Corporation shall possess all the rights, privileges, powers, immunities and franchises of M&G’s (sometimes referred to hereinafter as the “Disappearing Corporation”); all property, real, personal and mixed, and all debts due on whatever account, including subscriptions for shares, stock options and warrants, and all choices in action, and all and every interest, of or belonging to or due the Disappearing Corporation shall be taken and deemed to be transferred to and vested in the Surviving Corporation without further act or deed; and the title to any real estate, or any interest therein, vested in the Disappearing Corporation shall not revert or be in any way impaired by reason of the Merger.  The Surviving Corporation shall have all the rights, privileges, immunities and powers and shall be subject to all the duties and liabilities of a corporation organized under the Corporation Law.

2.2 Conversion of Securities.  As of the date of this Agreement and immediately prior to the Effective Time, M&G’s has (and will only have) outstanding 1,000 shares of M&G’s Common Stock held by approximately six (6) shareholders.  M&G’s has no (and will not have) any outstanding options, warrants, or any instruments or securities convertible by their terms in to M&G’s Common Stock.  At the Effective Time, by virtue of the Merger and without any action on the part of any party or the holder of each share of M&G’s Common Stock issued and outstanding immediately prior to the Effective Time and owned beneficially or of record by M&G’s shareholders shall be converted into and become twenty-five thousand (25,000) validly issued, fully paid and nonassessable shares of Parent Common Stock.

2.3 Dissenting Shares. Notwithstanding any provision of this Agreement to the contrary, dissenting shares of M&G’s as defined in the Corporation Law (“Dissenting Shares”) shall not be converted into the right to receive shares of Parent Common Stock at or after the Effective Time unless and until the holder of such Dissenting Shares withdraws his or her demand for payment of the fair value of such shares in accordance with the provisions of the Corporation Law or becomes ineligible for such payment.  If a holder of Dissenting Shares shall withdraw his or her demand for payment of the fair value of such shares in accordance with the Corporation Law or shall become ineligible to receive such payment, then, as of the later of the Effective Time or the occurrence of such event, such holder’s Dissenting Shares shall be automatically converted into a corresponding number of shares of Parent Common Stock in accordance with the terms of this Agreement.  M&G’s shall give Parent prompt notice of any notices of intent to assert dissenters’ rights and to demand payment or withdrawals of notices of intent to assert dissenters’ rights and will not, except with the prior written consent of Parent, settle or compromise or offer to settle or compromise any such notices, voluntarily make any payment with respect to any notice of intent to demand payment for shares of M&G’s Common Stock or approve any withdrawal of any such notice.  Each holder of Dissenting Shares shall have only such rights and remedies as are granted to such holder under the Corporation Law.

2.4 Exchange of M&G’s shares for newly issued shares of Parent.  M&G’s did not issue any share certificates to evidence ownership in M&G’s.  All of M&G’s shareholder records were kept in book entry form by M&G’s.  Consequently, M&G’s shareholders are not required to deliver any document evidencing their ownership of M&G’s Common Stock to Parent to receive their newly issued shares of Parent common stock in exchange for their shares of M&G’s common stock.  Evidence of M&G’s ownership shall be provided to Parent by M&G’s.

(a) Not later than five (5) business days prior to the Effective Time, M&G’s shall provide Parent with the name, address and tax payer identification number, if available, for each holder of record of Outstanding Shares of M&G’s as of the date of such notice;

(b) Not later than five (5) business days prior to the Effective Time, Parent shall have prepared certificates representing the requisite number of shares of Parent Common Stock pursuant to Section 2.2 above, to be received by each holder of M&G’s Common Stock outstanding as of the Closing (“Outstanding Shares”) in exchange for their Outstanding Shares in accordance with this Section 2.4.

(c)  After the Closing, the Parent shall deliver to each Holder of Outstanding Shares, a certificate representing the number of shares of Parent Common Stock to which the Holder is entitled pursuant to Section 2.2 above.  At the Effective Time, no shareholder of M&G’s Common Stock shall have any rights with respect to shares of M&G’s Common Stock other than to exchange such shares pursuant to this Section 2.4 or, if the Holder holds Dissenting Shares, to demand payment of the fair value thereof pursuant to the Corporation Law or to exercise any other rights under the Corporation Law.

2.5 No Transfers of Stock After Effective Time.  After the Effective Time, there shall be no transfers of any shares of M&G Common Stock on the stock transfer books of the Surviving Corporation.  If, after the Effective Time, any attempt to transfer ownership of M&G’s is  presented to the Surviving Corporation, they shall be forwarded to the Parent and exchanged in accordance with this Section 2.4, subject to applicable law in the case of Dissenting Shares.

2.6 Restrictions on Transfer of New Parent Shares.  The shares of Parent Common Stock that are being issued in connection with the Merger (the “New Parent Shares”) are being issued pursuant to an exemption from registration provided for in Section 4(2) of the Securities Act.  Each certificate representing any New Parent Shares shall be subject to stop transfer instructions and shall bear all legends required under all applicable federal and state securities laws.

2.7 Articles of Incorporation and Bylaws of Surviving Corporation.

(a) The Articles of Incorporation of the Merger Sub in effect at the Effective Time shall be the Articles of Incorporation of the Surviving Corporation.

(b) The Bylaws of Merger Sub in effect at the Effective Time shall be the Bylaws of the Surviving Corporation.

2.8 Management of Surviving Corporation and Parent.

(a) The directors of the Merger Sub immediately prior to the Effective Time shall be the initial directors of Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

(b) The officers of the Merger Sub immediately prior to the Effective Time shall be the initial officers of the Surviving Corporation and shall hold office from the Effective Time until their respective successors are duly elected or appointed and qualified in the manner provided in the Articles of Incorporation or Bylaws of the Surviving Corporation or as otherwise provided by applicable law.

2.9 Taking of Necessary Action, Further Assurances. Each of M&G’s, Parent and Merger Sub shall use its or their commercially reasonable efforts to take all such action as may be necessary or appropriate to effectuate the Merger in accordance with this Agreement as promptly as possible and at the time contemplated by this Agreement.  If, at any time after the Effective Time, any such further action is necessary or desirable to carry out the purposes of this Agreement and to vest the Surviving Corporation with full right, title and possession to all assets property, rights, privileges, powers and franchises of M&G’s and Merger Sub, the officers and directors of M&G’s, Parent and Merger Sub immediately prior to the Effective Time are fully authorized in the name of their respective corporations or otherwise to take, and will take, all such lawful and necessary action.

ARTICLE III

CLOSING

3.1 Closing.  Subject to the provisions of this Agreement, the closing of the transactions contemplated by this Agreement (the “Closing”) shall take place at the offices of Financial Associates, Suite 200, 3836 North Keeler Avenue, Chicago, IL 60641, within three business days after the date on which the last of the conditions to Closing set forth in Article VIII shall have been satisfied or waived, or at such other place and on such other date as is mutually agreeable to Parent and M&G’s (the “Closing Date”).  The Closing will be effective as of the Effective Time.

3.2 Closing Deliveries.  At the Closing, each of the Parties shall make the Closing deliveries required of it pursuant to Article VIII of this Agreement.

ARTICLE IV

REPRESENTATIONS AND WARRANTIES OF M&G’S

Except as set forth in the disclosure schedule attached hereto as Exhibit C, M&G’s represents and warrants to Parent that the statements contained in this Article IV are true, correct and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).

4.1 Organization and Qualification.

(a) M&G’s is a corporation duly organized, validly existing and in good standing under the laws of the state of Connecticut and has the requisite corporate power and authority to carry on its business as it is now being conducted.  There is no pending or threatened proceeding for the dissolution or liquidation of M&G’s.

(b) M&G’s (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) except as contemplated by this Agreement, or the Letter of Intent is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(c) M&G’s is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect.  For purposes of this Agreement, “Material Adverse Effect” means an action, event or occurrence if it has, or could reasonably be expected to have, a material adverse effect on the capitalization, financial condition or results of operations of the person or entity in question.  Any item or event susceptible of measurement in monetary terms which, when considered together with similar items or events, does not exceed the amount of $5,000, shall not be considered a Material Adverse Effect.

(d) M&G’s has provided or will, promptly following the date of this Agreement, provide to Parent complete and accurate copies of the Articles of Incorporation and Bylaws of M&G’s as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of M&G’s.  M&G’s is not in violation of any provisions of its Articles of Incorporation or Bylaws.

4.2 Capitalization.

(a) The issued and authorized capital stock of M&G’s consists of 1,000shares of M&G’s Common Stock, $.001 par value per share.  All issued and outstanding shares of M&G’s Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than such shares, (i) there are no other shares of capital stock or other equity securities of M&G’s outstanding and, (ii) there are no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which M&G’s is a party or is bound, requiring or which could require the issuance, sale or transfer by M&G’s of any shares of capital stock of M&G’s or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of M&G’s. There are no stock appreciation or similar rights relating to M&G’s.

(b) All of the shares of M&G’s Common Stock issued and outstanding immediately prior to the Effective Time (including the Excluded Securities, if any) have been issued in compliance with applicable federal and state securities laws in reliance on exemptions from registration or qualification thereunder.

4.3 Authority.

(a) M&G’s has the requisite corporate power and authority to enter into this Agreement, to perform its obligations thereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by M&G’s and the consummation by M&G’s of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of M&G’s. This Agreement has been duly executed and delivered by M&G’s and constitutes a legal, valid and binding obligation of M&G’s, enforceable against it in accordance with its terms.

(b) The execution and delivery by M&G’s of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of M&G’s, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which M&G’s is a party or to which the properties or assets of M&G’s are subject, (iii) create any lien upon any of the properties or assets of M&G’s, or (iv) constitute, or result in, a violation of any law applicable to M&G’s or any of the properties or assets of M&G’s.

(c) No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other person is required to be obtained or made by M&G’s in connection with the execution and delivery of this Agreement by M&G’s or the consummation by M&G’s of the transactions contemplated by this Agreement, except for the filing of the Certificate of Merger with thee Nevada Secretary

4.4 No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by or specifically disclosed in the Letter of Intent and this Agreement and except for the Letter of Intent, this Agreement and any other agreements or arrangements contemplated hereby or thereby, M&G’s has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any Person.

4.5 Litigation.  While there are always many opportunities for people to bring legal action against a company, (i.e. creditors, customers, etc.), to the best of M&G’s knowledge, the only potential legal action that that M&G’s is aware of, is that which has been eluded to by Stephen H. Sack and Stephen H. Sack, Jr.  Accordingly, there is no pending legal actions, nor to the best of M&G’s knowledge any threatened against M&G’s regarding, (i) the transactions contemplated by this Agreement or (ii) pending or, to the knowledge of M&G’s, threatened against any current employee, officer or director of M&G’s that, in any way relates to M&G’s.  Lastly, M&G’s is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

4.6 Taxes.  M&G’s has timely filed all material tax returns, or any such extensions to file and reports required to be filed, if any, by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“M&G’s Tax Return”).  Each such M&G’s Tax Return, if any, is true, correct and complete in all material respects.  M&G’s has paid, within the time and manner prescribed by law, all material taxes that are due and payable.  No M&G’s Tax Return, if any, is the subject of any investigation, audit or other proceeding by any federal, state or local tax authority.

4.7 No Employees; Labor Matters.  M&G’s has no employees other than Milton Bayer, Alexander Bozzi, III, Geno Celella and Elliott Tertes.  No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of the M&G’s, threatened against M&G’s before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of M&G’s, threatened against M&G’s.

4.8 Benefit Plans. M&G’s has not adopted and is not party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of M&G’s or any person affiliated with M&G’s under Section 414(b), (c), (m) or (o) of the Code.

4.9 Contracts and Commitments.

(a) Except for the Letter of Intent, this Agreement and any other agreements or arrangements contemplated hereby or thereby, M&G’s is not a party to or subject to:

(i) any agreement or other commitments containing covenants limiting the freedom of the M&G’s to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(ii) any license agreement (as licensor or licensee) or royalty agreement;

(iii) any agreement of indemnification, other than indemnification rights granted in the Bylaws or Articles of Incorporation of M&G’s;

(iv) any agreement or undertaking pursuant to which M&G’s is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

(v) any powers of attorney granted by M&G’s; and

(vi) any leases of real property.

(b) M&G’s is not in violation or breach of any material contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material contract on the part of M&G’s or, to the knowledge of M&G’s, any other party thereto or would permit the modification, cancellation or termination of any material contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of M&G’s.  M&G’s has not received in writing any claim or threat that M&G’s has breached any of the terms and conditions of any material contract.

(c) The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by M&G’s of this Agreement or the consummation of the transactions contemplated under the Agreement.

4.10 Disclosure.  The representations and warranties of M&G’s herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of M&G’s to Parent as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading. There are no material facts or circumstances relating to M&G’s which have not been disclosed herein to Parent.

ARTICLE V

REPRESENTATIONS AND WARRANTIES OF PARENT

Except as set forth in the disclosure schedule attached hereto as Exhibit D, Parent represents and warrants to M&G’s that the statements contained in this Article V are true, correct and complete as of the date of this Agreement (or if made as of a specified date, as of such date) and will be true, correct and complete as of the Closing Date (or, if made as of a specified date, as of such date).  Unless the context otherwise requires, all references to Parent contained in this Article V will be read to include the Merger Sub together with any of its direct or indirect subsidiaries.

5.1 Organization and Qualification.

(a) Parent is a corporation duly organized, validly existing and in good standing under the laws of the state of Nevada and has the requisite corporate power and authority to carry on its business as it is now being conducted.

(b) Merger Sub is a corporation duly organized, validly existing and in good standing under the laws of the State of Nevada.  Merger Sub was formed solely for the purpose of the Merger and has no business, assets, liabilities, contracts or commitments other than as set forth in this Agreement.  There is no pending or threatened proceeding for the dissolution or liquidation of Merger Sub.

(c) Except for Merger Sub, Parent (i) does not, directly or indirectly, own any interest in any corporation, partnership, joint venture, limited liability company, or other Person and (ii) is not subject to any obligation or requirement to provide funds to or to make any investment (in the form of a loan, capital contribution or otherwise) in or to any Person.  For purposes of this Agreement, “Person” shall mean any individual, sole proprietorship, partnership, joint venture, trust, unincorporated organization, association, corporation, institution, government, entity or government or any group comprised of one or more of the foregoing.

(d) Parent is duly qualified or licensed to do business and is in good standing in each jurisdiction in which the nature of its business or the properties owned or leased by it makes such qualification or licensing necessary, except for any such jurisdiction where the failure to so qualify or be licensed, individually and in the aggregate for all such jurisdictions, would not reasonably be expected to have a Material Adverse Effect.

(e) Parent has provided or will, promptly following the date of this Agreement, provide to M&G’s complete and accurate copies of the Articles of Incorporation and Bylaws of Parent and Merger Sub, as currently in effect, and minutes and other records of the meetings and other proceedings of the Board of Directors and shareholders of Parent. Neither Parent nor Merger Sub is in violation of any provisions of its Articles of Incorporation or Bylaws.

5.2 Capitalization.

(a) The authorized capital stock of Parent consists of (i) 150,000,000 shares of Parent Common Stock, $0.001 par value per share.  The issued and outstanding capital stock of Parent consists entirely of 16,000,000 shares of Parent Common Stock.  All issued and outstanding shares of Parent Common Stock are validly issued and outstanding, fully paid and nonassessable and free of preemptive rights.  Other than such shares, there are no shares of capital stock or other equity securities of Parent outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent of any shares of capital stock of Parent or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Parent. There are no stock appreciation or similar rights relating to Parent.

(b) The authorized capital of Merger Sub consists of 1,000 shares of common stock, $0.001 par value per share, of which all 1,000 shares are issued and outstanding and held by Parent.  Other than such outstanding shares, there are no shares of capital stock or other equity securities of Merger Sub outstanding and no outstanding options, warrants, subscription rights (including any preemptive rights), calls, or commitments, or convertible notes or instruments of any character whatsoever to which Parent or Merger Sub is a party or is bound, requiring or which could require the issuance, sale or transfer by Parent or Merger Sub of any shares of capital stock of Merger Sub, any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of capital stock of Merger Sub. There are no stock appreciation or similar rights relating to Merger Sub.

(c) Upon completion of the Merger the outstanding shares of Parent Common Stock shall be held as follows:

(i) 16,000,000 shares held by the pre-existing shareholders of Parent, and (ii) 25,000,000 shares held by the pre-existing shareholders of M&G’s

5.3 Authority.

(a) Each of Parent and Merger Sub has the requisite corporate power and authority to enter into this Agreement, to perform its obligations hereunder, and to consummate the transactions contemplated thereby.  The execution and delivery of this Agreement by Parent and Merger Sub and the consummation by Parent and Merger Sub of the transactions contemplated thereby have been duly authorized by all necessary corporate action on the part of Parent and Merger Sub.  This Agreement has been duly executed and delivered by Parent and Merger Sub and constitutes a legal, valid and binding obligation of Parent and Merger Sub, enforceable against each of them in accordance with its terms.  No vote or approval of the shareholders of Parent is required in connection with the Merger.

(b) The execution and delivery by Parent and Merger Sub of this Agreement does not, and the consummation of the transactions contemplated thereby will not, (i) conflict with, or result in a violation of, any provision of bylaws or other charter documents of Parent or Merger Sub, (ii) constitute or result in a breach of or default (or an event which with notice or lapse of time, or both, would constitute a default) under, or result in the termination or suspension of, or accelerate the performance required by, or result in a right of termination, cancellation or acceleration of any obligation or a loss of a benefit under, any note, bond, mortgage, indenture, deed of trust, lease, permit, concession, franchise, license, agreement or other instrument or obligation to which Parent is a party or to which the properties or assets of Parent or Merger Sub are subject, (iii) create any lien upon any of the properties or assets of Parent or Merger Sub, or (iv) constitute, or result in, a violation of any law applicable to Parent or Merger Sub or any of the properties or assets of either of them.

(c) No consent, approval, order or authorization of, notice to, registration or filing with any governmental authority or other person is necessary in connection with the execution and delivery of this Agreement by Parent and Merger Sub or the consummation by Parent and Merger Sub of the transactions contemplated by this Agreement, except for (i) filing of the Certificate of Merger with the Nevada Secretary, (ii) the filing of a Form D if any, and related state securities law notices in connection with the issuance of Parent Common Stock in connection with the Merger.

5.4 Financial Statements.

(a) Neither the Parent, nor the Merger Sub are required to file any forms, reports, schedules, statements or other documents with the Securities and Exchange Commission.

(b)Parent has or will provide M&G’s copies of it most recent consolidated financial statements (including, in each case, any related notes), for both the Parent and the Merger Sub, complied, as of its respective date, in all material respects with all applicable accounting requirements and was prepared in accordance with GAAP applied on a consistent basis throughout the periods involved and fairly presented the consolidated financial position of Parent and its subsidiaries as at the respective dates and the consolidated results of its operations and cash flows for the periods indicated, except that the unaudited interim financial statements were or are subject to normal and recurring year-end adjustments which were not or are not expected to be material in amount.

(c) Since inception of the Parent on June 25, 2004 and the date hereof, there has not been any change in the business or operations of the Parent that has had or reasonably would be expected to have a Material Adverse Effect on Parent.

(d) Parent and Merger Sub do not have any liability or obligation (absolute, accrued, contingent or otherwise) other than those arising under this Agreement.

5.5 Brokers.  Other than Financial Associates, no broker, finder or investment banker is entitled to any brokerage, finder’s or other fee or commission in connection with the transactions contemplated by this Agreement based upon arrangements made by or on behalf of Parent, Merger Sub or any shareholder of Parent.

5.6 Ownership of Merger Sub, No Prior Activities.  As of the date hereof and as of the Effective Time, except for obligations or liabilities incurred in connection with its incorporation or organization and the transactions contemplated by this Agreement and except for this Agreement and any other agreements or arrangements contemplated hereby or thereby, Merger Sub has not and will not have incurred, directly or indirectly, any obligations or liabilities or engaged in any business activities of any type or kind whatsoever or entered into any agreements or arrangements with any person.

5.7 Litigation.  There are no legal actions (a) pending or, to the knowledge of Parent, threatened against Parent, Merger Sub or the transactions contemplated by this Agreement or (b) pending or, to the knowledge of Parent, threatened against any current employee, officer or director of Parent that, in any way relates to the Parent. Parent is not subject to any order, judgment, writ, injunction or decree of any governmental authority.

5.8 Taxes.  As of the date hereof and as of the Effective Time, Parent has not been required to file any tax returns and reports required to be filed by it (after giving effect to any filing extension properly granted by a governmental entity having authority to do so) (“Parent Tax Return”).

5.9 No Employees; Labor Matters.  Neither Parent nor Merger Sub has any employees.  No unfair labor practice, or race, sex, age, disability or other discrimination, complaint is pending, nor is any such complaint, to the knowledge of Parent, threatened against Parent before the National Labor Relations Board, Equal Employment Opportunity Commission or any other governmental authority, and no grievance is pending, nor is any grievance, to the knowledge of Parent, threatened against Parent or Merger Sub.

5.10 Benefit Plans.  Neither Parent or Merger Sub has adopted or is party to any bonus, pension, profit sharing, deferred compensation, incentive compensation, stock ownership, stock purchase, stock option, phantom stock, retirement, vacation, severance, disability, death benefit, hospitalization, medical or other employee benefit plan, arrangement or understanding (whether or not legally binding) providing benefits to any current or former employee, officer or director of Parent or any person affiliated with Parent under Section 414(b), (c), (m) or (o) of the Code.

5.11 Contracts and Commitments.

(a) Except for (i) this Agreement and the agreements and transactions specifically contemplated by this Agreement, and (ii) the agreement entered into by the Parent with Millennium Strategic Consulting, LLC to raise additional capital, neither Parent nor Merger Sub is a party to or subject to:

(i) any agreement or other commitments requiring any payments or performance of services by Parent or Merger Sub;

(ii) any agreement or other commitments containing covenants limiting the freedom of Parent or Merger Sub to compete in any line of business or with any Person or in any geographic location or to use or disclose any information in their possession;

(iii) any license agreement (as licensor or licensee) or royalty agreement;

(iv) any agreement of indemnification, other than indemnification rights granted in the Bylaws of Parent;

(v) any agreement or undertaking pursuant to which Parent is: (A) borrowing or is entitled to borrow any money; (B) lending or has committed itself to lend any money; or (C) a guarantor or surety with respect to the obligations of any Person;

(vi) any powers of attorney granted by Parent; and

(vii) any leases of real property.

(b) Parent is not in violation or breach of any material contract.  There does not exist any event or condition that, after notice or lapse of time or both, would constitute an event of default or breach under any material contract on the part of Parent or, to the knowledge of Parent, any other party thereto or would permit the modification, cancellation or termination of any material contract or result in the creation of any lien upon, or any person acquiring any right to acquire, any assets of Parent or Merger Sub.  Parent has not received in writing any claim or threat that Parent or Merger Sub has breached any of the terms and conditions of any material contract.

(c) The consent of, or the delivery of notice to or filing with, any party to a material contract is not required for the execution and delivery by Parent and Merger Sub of this Agreement or the consummation of the transactions contemplated under the Agreement.

5.12 Disclosure.  The representations and warranties of Parent and Merger Sub herein, or in any document, exhibit, statement, certificate or schedule furnished by or on behalf of Parent or Merger Sub to M&G’s as required by this Agreement, do not contain and will not contain any untrue statement of a material fact and do not omit and will not omit to state any material fact necessary in order to make the statements herein or therein, in light of the circumstances under which they were made, not misleading.  There are no material facts or circumstances relating to Parent or Merger Sub which have not been disclosed herein to M&G’s.

ARTICLE VI

PRE-CLOSING COVENANTS

6.1 Operation of Parent.

(a) Except as specifically provided in this Agreement between the date of this Agreement and the Effective Time, Parent shall:

(i) maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii) pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in good faith;

(iii) conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement;

(iv) pay all taxes when due and file all Parent Tax Returns on or before the due date therefore except to the extent disputed in good faith;

(v) make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date);

(vi) withhold all taxes required to be withheld and remitted by or on behalf of the Parent in connection with amounts paid or owing to any Parent personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose;

(b) Without the prior written consent of M&G’s, between the date of this Agreement and the Effective Time (or termination of this Agreement), neither Parent nor Merger Sub shall:

(i) issue any capital stock to insiders or management of either the Parent or Merger Sub (except for the issuance of Parent Common Stock or common stock of Merger Sub specifically contemplated by this Agreement) or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of Parent or Merger Sub;

(ii) sell or otherwise dispose of any assets of Parent, except in the ordinary course of business consistent with past practices;

(iii) commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment;

(iv) violate any law or governmental approval, including, without limitation any federal or state securities laws;

(v) amend its Articles of Incorporation or Bylaws;

6.2 Operation of M&G’s.

(a) Except as specifically provided in this Agreement, between the date of this Agreement and the Effective Time, M&G’s shall:

(i) maintain its books of account and records in the usual and ordinary manner, and in conformity with its past practices;

(ii) pay accounts payable and other obligations when they become due and payable in the ordinary course of business consistent with past practices except to the extent disputed in   good faith.  However, Parent shall be responsible for up to $2,000.00 in aggregate expenses incurred by M&G’s in connection with M&G’s due diligence including attorneys and accountants, if any, in preparing or reviewing any documents related to the transactions contemplated hereby.  Additionally, Parent shall specifically be responsible for the liabilities detailed on Exhibit C attached hereto:

(iii) conduct its business, if any, in the ordinary course consistent with past practices, or as required by this Agreement or the Letter of Intent.

(iv) pay all taxes when due and file all M&G’s Tax Returns on or before the due date therefore except to the extent disputed in good faith;

(v) make appropriate provisions in its books of account and records for taxes relating to its operations during such period (regardless of whether such taxes are required to be reflected in a tax return having a due date on or prior to the Closing Date); and

(vi) withhold all taxes required to be withheld and remitted by or on behalf of M&G’s in connection with amounts paid or owing to any M&G’s personnel or other person, and pay such taxes to the proper governmental authority or set aside such taxes in accounts for such purpose.

(b) Without the prior written consent of Parent, between the date of this Agreement and the Effective Time (or termination of this Agreement), the M&G’s shall not:

(i) issue any capital stock or any options, warrants or other rights to subscribe for or purchase any capital stock or any securities convertible into or exchangeable or exercisable for, or rights to purchase or otherwise acquire, any shares of the capital stock of M&G’s;

(ii) directly or indirectly redeem, purchase, sell or otherwise acquire any capital stock M&G’s;

(iii) grant any increase in the compensation payable, or to become payable, to any M&G’s personnel or enter into any bonus, insurance, pension, severance, change-in-control or other benefit plan, payment, agreement or arrangement for or with any M&G’s; personnel, except as consistent with past practices in the ordinary course of  business;

(iv) except as may be required or reasonably necessary in order to complete the transactions contemplated by this Agreement or the Letter of Intent, agree to borrow any funds, incur any indebtedness or directly or indirectly guarantee or agree to guarantee the obligations of others, or draw or borrow on any lines of credit that may be available to the M&G’s;

(v) place or allow to be placed a lien on any of the assets of the M&G’s;

(vi) sell or otherwise dispose of any assets of M&G’s, except in the ordinary course of  business consistent with past practices;

(vii) commit any act or omit to do any act which will cause a breach of this Agreement or any other material agreement, contract, lease or commitment to which M&G’s is party;

(viii) violate any law or governmental approval, including, without limitation any federal or state securities laws;

(ix) make any loan, advance, distribution or payment of any type or to any Person other than as contemplated by this Agreement or the Letter of Intent;

(x) amend its Articles of Incorporation or Bylaws;

(xi) except as contemplated by this Agreement or the Letter of Intent and consolidate with, or agree to merge or consolidate with, or purchase substantially all of the assets of, or otherwise acquire any business or any Person or division thereof;

(xii) make any tax election or settle or compromise any tax liability other than in the ordinary course of business consistent with past practices; or

(xiii) lease or purchase or agree to lease or purchase any assets or properties.

ARTICLE VII

ADDITIONAL AGREEMENTS

7.1 Access to Information.

(a) From the date hereof to the Effective Time, M&G’s shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to Parent and to the officers, employees and agents of Parent reasonable access during normal business hours to M&G’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to Parent all financial, operating and other data and information as Parent, through its agents, officers, employees or other representatives, may reasonably request.

(b) From the date hereof to the Effective Time, Parent and Merger Sub shall afford, and shall cause its officers, directors, employees, representatives and agents to afford, to M&G’s and to the officers, employees and agents of M&G’s reasonable access during normal business hours to Parent’s officers, employees, agents, representatives, properties, books, records and contracts, and shall furnish to M&G’s all financial, operating and other data and information as M&G’s, through its agents, officers, employees or other representatives, may reasonably request.

(c) No investigation pursuant to Section 7.1(a) shall affect any representations or warranties of the Parties herein or the conditions to the obligations of the Parties.

7.2 Expenses and Taxes. The Parent, the Merger Sub and M&G’s shall be responsible for, and shall pay for each their respective costs incurred in connection with the preparation, negotiation, execution and delivery of this Agreement and the consummation of the transactions contemplated hereby, including, without limitation, the fees of the attorneys, accountants and advisors.  However, the Parent shall be responsible for, in the aggregate, the first $2,000 of such expenses incurred by M&G’s.  Notwithstanding anything to the contrary in this Section 7.2, if M&G’s terminates this Agreement pursuant to Article IX, or is the sole cause of the Parent’s or the Merger Sub’s termination of the Agreement pursuant to Article IX, then neither the Parent nor the Merger Sub shall have any obligation to pay any expense of M&G’s.

7.3 News Releases. Except as required by applicable law, any news releases or other public disclosure pertaining to the transactions contemplated hereby shall be reviewed and approved in writing by both Parent and M&G’s or their respective representatives, and shall be acceptable to them prior to the dissemination thereof.

7.4 Additional Agreements. Subject to the terms and conditions of this Agreement, each Party agrees to use all reasonable efforts to take, or cause to be taken, all action and to do, or cause to be done, all things necessary, proper or advisable under applicable law to consummate and make effective the transactions contemplated by this Agreement.  If at any time after the Effective Time any further action is necessary or desirable to carry out the purposes of this Agreement or to vest the Surviving Corporation with full title to all properties, assets, rights, approvals, immunities and franchises of either of the constituent corporations, the proper officers and directors of each such corporation shall take all such necessary or desirable action.

7.5 Notification of Certain Matters.

(a) M&G’s shall give prompt notice to Parent of any material inaccuracy in any representation or warranty made by it herein, or any material failure of M&G’s to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by M&G’s under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of M&G’s or the conditions to the obligations of Parent hereunder.

(b) Parent shall give prompt notice to M&G’s of any material inaccuracy in any representation or warranty made by it herein, or any material failure of Parent to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it under this Agreement; provided, however, that no such notification shall affect the representations or warranties or covenants or agreements of Parent or the conditions to the obligations of M&G’s hereunder.

(c) M&G’s and Parent shall each promptly advise the other orally and in writing of any change or event having, or which, insofar as can reasonably be foreseen, in the future would have, a Material Adverse Effect or any adverse effect on the right or ability of any Party to enter into and complete the Merger and other transactions contemplated hereby.

7.6 Confidentiality.

(a) Each Party shall hold, and shall cause its officers, employees, agents and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain such information to hold, in confidence, and not use for any purpose other than evaluating the transactions contemplated by this Agreement, any confidential information of another Party obtained through the investigations permitted hereunder, which for the purposes hereof shall not include any information which (i) is or becomes generally available to the public other than as a result of disclosure by a Party or one of its affiliates in violation of its obligations under this subsection, (ii) becomes available to a Party on a nonconfidential basis from a source, other than the Party which alleges the information is confidential or its affiliates, which has represented that such source is entitled to disclose it, or (iii) was known to a Party on a nonconfidential basis prior to its disclosure to such Party hereunder.  If this Agreement is terminated, at the request of a Party, the other Party shall deliver, and cause its officers, employees, agents, and representatives, including, without limitation, attorneys, accountants, consultants and financial advisors who obtain confidential information of the requesting Party pursuant to investigations permitted hereunder, to deliver to the requesting Party all such confidential information that is written (including copies or extracts thereof).  The confidentiality obligations of this Section 7.6 shall apply to Parent and Merger Sub with respect to any confidential information obtained with respect to M&G’s.

(b) If a Party or a Person to whom a Party transmits confidential information of another Party is requested or becomes legally compelled (by oral questions, interrogatories, requests for information or documents, subpoena, criminal or civil investigative demand or similar process) to disclose any of such confidential information, such Party or other Person will provide the other Party with prompt written notice so that such Party may seek a protective order or other appropriate remedy or waive compliance with Section 7.6(a).  If such protective order or other remedy is not obtained, or if the applicable Party waives compliance with Section 7.6(a), the Party or Person subject to the request will furnish only that portion of such confidential information which is legally required and will exercise reasonable efforts to obtain reliable assurance that confidential treatment will be accorded such confidential information.

7.7 Consents and Filings. The Parties shall, promptly after execution of this Agreement, make all required filings and submissions with respect to the Merger.  Each Party will take all reasonable actions to obtain any other consent, authorization, order or approval of, or any exemption by, any Person required to be obtained or made in connection with the Merger and any other transactions contemplated by this Agreement.  Each Party will cooperate with and promptly furnish information to the other Party in connection with obtaining such consents or making any such filings and will promptly furnish to the other Party a copy of all filings made with a governmental authority.

ARTICLE VIII

CLOSING DELIVERIES AND CONDITIONS TO CLOSING

8.1 Documents to be Delivered by Parent. At the Closing, Parent shall deliver to M&G’s the following:

(a) A certificate, executed by an officer of Parent in such detail as M&G’s shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of Parent as to the statements set forth therein.

(b) A copy of the resolutions adopted by (i) the shareholders and Board of Directors of Merger Sub, and (ii) the Board of Directors of Parent, approving this Agreement, the Merger and the transactions contemplated hereby, certified by their respective Secretaries.

(c) The Certificate of Merger, duly executed by the Parent and Merger Sub.

(d) Factual certificates, in a form and substance reasonably satisfactory to M&G’s and its counsel, confirming and supporting the representations of Parent contained in Section 5.2 of this Agreement.

(e) Such other customary certificates or documents as may be reasonably required by M&G’s.

8.2 Documents to be Delivered by M&G’s. At the Closing, M&G’s shall deliver to Parent the following:

(a) A certificate, executed by the President of M&G’s, in such detail as Parent shall reasonably request, certifying that all representations, warranties and covenants herein are true and correct as of the Effective Time.  The delivery of such certificate shall constitute a representation and warranty of M&G’s as to the statements set forth therein.

(b) A copy of the resolutions adopted by the Shareholders and Board of Directors of M&G’s approving this Agreement, the Merger, and the transactions contemplated hereby, certified by the Secretary of the M&G’s.

8.3 Conditions to Obligations of Each Party. Each Party’s obligations to consummate the transactions contemplated by this Agreement is subject to the satisfaction or waiver at or prior to the Closing, of each of the following conditions:

(a) No temporary restraining order, preliminary or permanent injunction or other order issued by any governmental authority or other material legal restraint or prohibition issued or promulgated by a governmental authority preventing the consummation of the transactions contemplated by this Agreement shall be in effect or shall be threatened, and there shall not be any law or regulation enacted or deemed applicable to the transactions contemplated by this Agreement that makes consummation of such transactions illegal.

(b) The Certificate of Merger shall have been filed simultaneously with the Closing.

8.4 Conditions to Obligations of Parent and Merger Sub. The obligation of Parent and Merger Sub to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of the M&G’s set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on the M&G’s.

(b) All of the obligations, covenants and agreements with which the M&G’s is required to comply or that M&G’s is required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c) The documents required to be delivered by M&G’s pursuant to Section 8.2 above shall have been delivered simultaneously with the Closing.

8.5 Conditions to Obligations of M&G’s. The obligation of M&G’s to consummate the transactions contemplated by this Agreement are subject to the satisfaction or waiver, at or prior to the Closing, of each of the following conditions:

(a) Each of the representations and warranties of Parent set forth in this Agreement (i) that are not qualified by materiality must have been true and correct in all material respects as of the Closing Date, and (ii) that are qualified by materiality must have been true and correct as of the Closing Date; except, in each case, for inaccuracies that would not individually or in the aggregate have a Material Adverse Effect on Parent.

(b) All of the obligations, covenants and agreements with which Parent or Merger Sub is required to comply or that Parent or Merger Sub is required to perform under this Agreement at or prior to the Closing shall have been complied with and performed in all material respects.

(c) The documents required to be delivered by Parent pursuant to Section 8.1 above shall have been delivered simultaneously with the Closing.

ARTICLE IX

TERMINATION

9.1 Termination.  This Agreement may be terminated at any time prior to the Effective Time:

(a) by mutual written consent of each of the Parties hereto at any time prior to the Closing;

(b) by Parent in the event of a material breach by M&G’s of any provision of this Agreement for which written notice has been given to M&G’s and which breach has not been cured prior to the Termination Date; provided, however that the right to terminate this Agreement under this Section 9.1(b) shall not be available to Parent if Parent or Merger Sub have materially breached any provision of this Agreement and such breach remains uncured;

(c) by M&G’s in the event of a material breach by Parent or Merger Sub of any provision of this Agreement which breach has not been cured prior to the Termination Date; provided, however, that the right to terminate this Agreement under this Section 9.1(c) shall not be available to M&G’s if M&G’s has materially breached any provision of this Agreement and such breach remains uncured;

(d) by either Parent or M&G’s if the Closing shall not have occurred by November 30, 2004 (the “Termination Date”); provided, however, the right to terminate this Agreement under this Section 9.1(d) shall not be available (i) to any party whose failure to fulfill any obligation hereunder has been the cause of, or results in, the failure of the Closing to have occurred on or before the Termination Date, (ii) any failure by Parent or Merger Sub to deliver (or have available for immediately delivery) all documents required to be delivered by Parent pursuant to Section 8.1 of this Agreement, or (iii) any failure by Parent or Merger Sub to comply with all pre-closing covenants of Parent or Merger Sub contained in Article VII or Section 6.1 of this Agreement;

9.2 Effect of Termination. Except for the provisions of Sections 7.2, 7.3, 7.6 and the provisions of Article XI hereof, each of which shall survive any termination of this Agreement, in the event of termination of this Agreement pursuant to Section 9.1, this Agreement shall forthwith become void and of no further force and effect and the Parties shall be released from any and all obligations hereunder; provided, however, that, except as specifically provided in Section 9.3 below, nothing herein shall relieve any Party from liability for the breach of any of its obligations under this Agreement.

ARTICLE X

INDEMNIFICATION

10.1 Indemnification of Parent and Merger Sub. M&G’s agrees to indemnify and hold harmless each of Parent, Merger Sub, the Surviving Corporation, each of their respective subsidiaries and affiliates and each of their and their subsidiaries’ and affiliates’ respective directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (as defined below) that result from (i) the breach or inaccuracy of any representation or warranty of M&G’s set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a valid claim for indemnification is brought by an indemnified party, or (ii) any breach or nonfulfillment by M&G’s, or any noncompliance by M&G’s with, any material covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by Parent, or (iii) any claim by a holder or former holder of M&G’s capital stock or any other person, seeking to assert, or based upon: (A) ownership or rights of ownership to any shares of capital stock of M&G’s; (B) any rights of a stockholder of the M&G’s (other than the right to receive the New Parent Shares pursuant to this Agreement or appraisal rights under the applicable provisions of the Corporation Law), including any option, preemptive rights, or rights to notice or to vote; (C) any rights under the charter or bylaws of M&G’s; or, and any and all actions, suits and Proceedings resulting from any of the foregoing.

10.2 Indemnification of M&G’s. Parent and Merger Sub agree, subject to the terms and conditions set forth herein, to indemnify, defend, protect, and hold harmless each of M&G’s and its subsidiaries and affiliates and each of their and their subsidiaries’ and affiliates’ respective shareholders, directors, officers, agents and employees (each an indemnified party) at all times from and after the Closing from and against all Damages (i) that result from the breach or inaccuracy of any representation or warranty of Parent or Merger Sub set forth in the Agreement or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement with respect to which a valid claim for indemnification is brought by an indemnified party, or (ii) any breach or nonfulfillment by Parent, or any noncompliance by Parent with, any material covenant, agreement, or obligation contained herein or in any certificate or other document delivered in connection with the transactions contemplated by this Agreement except to the extent waived in writing by M&G’s, or (iii) any claim by a holder or former holder of the Parent’s capital stock and any and all actions, suits and proceedings resulting from any of the foregoing.

10.3 Definition of Damages. For purposes of this Article 10, the term “damages” shall mean the amount of any loss, claim, demand, damage, deficiency, assessment, judgment, remediation, cost or expense (including reasonable attorneys’, consultants’ and experts’ fees and expenses) actually incurred, less the sum of any amount recovered by the party or parties seeking indemnification.  In the event the indemnifying party pays a claim and the indemnified party subsequently receives any a with respect to such claim, the indemnified party shall pay the indemnifying party such amount up to the amount actually paid by the indemnifying party.

ARTICLE XI

GENERAL PROVISIONS

11.1 Amendment. This Agreement may not be amended except by an instrument in writing signed on behalf of each of the Parties.

11.2 Waiver. At any time prior to the Effective Time, whether before or after approval of this Agreement and the Merger by M&G’s shareholders, any Party may (a) extend the time for the performance of any of the obligations or other acts of any other Party hereto or (b) waive compliance with any of the agreements of any other Party or with any conditions to its own obligations.  Any such extension or waiver shall be valid only if set forth in an instrument in writing signed on behalf of the Party making the waiver or granting the extension by a duly authorized officer.  No waiver of any of the provisions of this Agreement shall be deemed or shall constitute a waiver of any other provision hereof (whether or not similar), nor shall such waiver constitute a continuing waiver unless otherwise expressly provided.

11.3 Assignment and Binding Effect. Neither this Agreement nor any of the rights or obligations hereunder may be assigned by M&G’s without the prior written consent of Parent or assigned by Parent without the prior written consent of M&G’s; provided, however, Parent may assign any of its rights hereunder to any direct or indirect wholly-owned subsidiary of Parent without the consent of M&G’s, although such assignment shall not release Parent of any of its obligations hereunder. Subject to the foregoing, this Agreement shall be binding upon and inure to the benefit of the Parties and their respective successors, transferees and assigns, and no other Person shall have any right, benefit or obligation hereunder.

11.4 Governing Law. Except as to matters relating to the internal laws of a jurisdiction, this Agreement shall be governed by, and construed in accordance with, the law of the State of Nevada, without regard to the conflicts of law principles thereof.

11.5 Entire Agreement. This Agreement constitutes the entire agreement between the Parties pertaining to the subject matter hereof and supersedes all prior agreements, understandings, negotiations and discussions, whether oral or written, of the Parties with respect to the subject matter hereof.

11.6 Severability. In the event that any one or more of the provisions contained in this Agreement or in any other instrument referred to herein, shall, for any reason, be held to be invalid, illegal or unenforceable in any respect, then to the maximum extent permitted by law, such invalidity, illegality or unenforceability shall not affect any other provision of this Agreement or any other such instrument.

11.7 Titles. The titles, captions or headings of the Articles and Sections herein are for convenience of reference only and are not intended to be a part of or to affect the meaning or interpretation of this Agreement.

11.8 Arbitration. Any dispute arising out of this Agreement, or its performance or breach, shall be resolved by binding arbitration in Hartford, Connecticut under the Commercial Arbitration Rules (the “AAA Rules”) of the American Arbitration Association (the “AAA”).  This arbitration provision is expressly made pursuant to and shall be governed by the Federal Arbitration Act, 9 U. S. C. Sections 1-14 as well as the AAA Rules.  The Parties agree that pursuant to Section 9 of the Federal Arbitration Act, a judgment of a United States District Court of competent jurisdiction shall be entered upon the award made pursuant to the arbitration.  A single arbitrator, who shall have the authority to allocate the costs of any arbitration initiated under this paragraph, shall be selected according to the AAA Rules within ten (10) days of the submission to the AAA of the response to the statement of claim or the date on which any such response is due, whichever is earlier.  The arbitrator shall be required to furnish to the parties to the arbitration a preliminary statement of the arbitrator’s decision that includes the legal rationale for the arbitrator’s conclusion and the calculations pertinent to any damage award being made by the arbitrator.  The arbitrator shall then furnish each of the parties to the arbitration the opportunity to comment upon and/or contest the arbitrator’s preliminary statement of decision either, in the discretion of the arbitrator, through briefs or at a hearing.  The arbitrator shall render a final decision following any such briefing or hearing.  The arbitrator shall conduct the arbitration in accordance with the Federal Rules of Evidence and the AAA Rules.  The arbitrator shall decide the amount and extent of the pre-hearing discovery which is appropriate.  The arbitrator shall have the power to enter any award of monetary and/or injunctive relief (including the power to issue permanent injunctive relief and also the power to reconsider any prior request for immediate injunctive relief by any Party and any order as to immediate injunctive relief previously granted or denied by a court in response to a request therefor by any Party), including the power to render an award as provided in Rule 43 of the AAA Rules.  The arbitrator shall have the power to award the prevailing party its costs and reasonable attorney’s fees; provided, however, that the arbitrator shall not award attorneys’ fees to a prevailing party if the prevailing party received a settlement offer unless the arbitrator’s award to the prevailing party is greater than such settlement offer without taking into account attorneys’ fees in the case of the settlement offer or the arbitrator’s award.  In addition to the above courts, the arbitration award may be enforced in any court having jurisdiction over the Parties and the subject matter of the arbitration.

11.9 Attorneys’ Fees. Should any Party institute any Action to enforce any provision of this Agreement, including, without limitation, an Action for declaratory relief, damages by reason of an alleged breach of any provision of this Agreement, equitable relief or otherwise in connection with this Agreement, or any provision hereof, the prevailing Party shall be entitled to recover from the losing Party or Parties reasonable attorneys’ fees and costs for services rendered to the prevailing Party in such Action.

11.10 Multiple Counterparts. This Agreement may be executed in two or more counterparts, each of which shall be deemed an original, but all of which shall constitute one and the same instrument.

11.11 Notices. Unless applicable law requires a different method of giving notice, any and all notices, demands or other communications required or desired to be given hereunder by any Party shall be in writing.  Assuming that the contents of a notice meet the requirements of the specific Section of this Agreement which mandates the giving of that notice, a notice shall be validly given or made to another Party if served either personally or if deposited in the United States mail, certified or registered, postage prepaid, or if transmitted by telegraph, telecopy or other electronic written transmission device or if sent by overnight courier service, and if addressed to the applicable Party as set forth below. If such notice, demand or other communication is served personally, service shall be conclusively deemed given at the time of such personal service.  If such notice, demand or other communication is given by mail, service shall be conclusively deemed given seventy-two (72) hours after the deposit thereof in the United States mail.  If such notice, demand or other communication is given by overnight courier, or electronic transmission, service shall be conclusively deemed given at the time of confirmation of delivery.  The addresses for the Parties are as follows:

If to Milt & Geno’s Frozen Desserts:

Milt & Geno’s Frozen Desserts, Inc.

c/o Elliott Tertes

1366E Asylum Avenue

Hartford, Connecticut  06105

Fax: 860- 561-0674

If to the Parent or Merger Sub:

The Enlightened Gourmet

c/o Alexander Bozzi, III

3833 Legion Lane

Los Angeles, CA 90039

With copies to:

Michael Traba

Financial Associates

Suite 200

3836 North Keeler Avenue

Chicago, IL 60641-3021

Fax 773-777-9808

Alexander Bozzi, IV

236 Centerbrook Road

Hamden, Connecticut 06518

Fax 806-734-4781

Any Party may change such Party’s address for the purpose of receiving notices, demands and other communications as herein provided, by a written notice given in the aforesaid manner to the other Parties.

11.12 Incorporation by Reference. All Exhibits and Schedules attached hereto or to be delivered in connection herewith are incorporated herein by this reference.

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IN WITNESS WHEREOF, each of Parent, Merger Sub and M&G’s has caused this Agreement to be executed as of the date first written above by its officer thereunto duly authorized.

THE ENLIGTENED GOURMET, INC. a Nevada Corporation

By:	/s/ Alexander L. Bozzi, III_________________
Alexander Bozzi, III President

GOURMET MERGER SUB, INC. a Nevada corporation

By:	/s/ Alexander L. Bozzi, III_________________
Alexander Bozzi, III, President

MILT & GENO’S FROZEN DESSERTS, INC. a Connecticut corporation

By:	/s/ Elliott Tertes________________________
Elliott Tertes, President

EXHIBIT A

LIABILITIES OF MILT & GENO’S FROZEN DESSERTS, INC.

NAME

AMOUNT

1.

Diane Scotton, graphic designer

$2,500.00

2.

Goodman, Rosenthal & McKenna

$1,973.24

3.

Terry Harlow

$675.00

4.

Pullman & Connelly

$3,563.00

TOTAL

$8,711.24

EXHIBIT B

ASSETS OF MILT & GENO’S FROZEN DESSERTS, INC.

1.

Technology for a fat free texture and flavor delivery system, including all formulas related thereto.

2.

Registered trade name of Absolutely Free®.

3.

Trade dress of Absolutely Free®, including any and all design work related thereto.

(end of listing)

EXHIBIT C

EXCEPTIONS TO MILT & GENO’S FROZEN DESSERTS, INC.

REPRESENTATIONS & WARRANTIES

(none)

EXHIBIT D

EXCEPTIONS TO THE ENLIGHTENED GOURMET, INC.

REPRESENTATIONS & WARRANTIES

(none)